Exhibit 23.1

To Whom It May Concern:

We hereby consent to the use in the Registration Statement of Asta Holdings, Corp. on Amendment No. 3 to Form S-1 of our Report of Independent Registered Public Accounting Firm, dated  December 16, 2013, on the audited balance sheet of Asta Holdings, Corp. as of July 31, 2013 and the related statements of operations, changes in shareholder’s equity and cash flows for the period from June 12, 2013 (Inception) to July 31, 2013 and of our review report dated March 4, 2014 with respect to the unaudited balance sheet of Asta Holdings, Corp. as of January 31, 2014 and the related statements of operations,  changes in shareholder’s equity and cash flows for the three and six month periods ended January 31, 2014 and the period from June 12, 2013 (Inception) to January 31, 2014 which appear in such Registration Statement.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Arvada, Colorado

March 20 , 2014                                                                                                    Cutler & Co. LLC